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EXHIBIT 5.1       OPINION RE: LEGALITY

                                CAMPNEY & MURPHY
                             Barristers & Solicitors
                                 P.O. Box 48800
                          2100-1111 West Georgia Street
                             Vancouver, B.C. V7X 1K9


May 27, 1998

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.
USA  20549

Dear Sirs:

RE: OPTIMA PETROLEUM CORPORATION (THE "COMPANY") - S-4 REGISTRATION STATEMENT COVERING 11,002,346 SHARES (THE "REGISTRATION STATEMENT")

We act as counsel to the Company, a Canadian corporation, in connection with the Registration Statement under the Securities Act of 1933, as amended, whereby 11,002,346 shares (the "Shares") of the Company's common stock without par value are registered. In such capacity, we have examined the Articles of Incorporation, the Memorandum and corporate proceedings of the Company and based upon such examination and having regard for applicable legal principles, it is our opinion that the Shares are validly issued shares of the Company and that the Shares are fully paid for and non-assessable.

In giving this opinion, we are relying on a letter from the Company's transfer agent with respect to the valid issuance of the Shares and on a certificate provided by a senior officer of the Company with respect to such Shares being fully paid for and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm under the heading, "Recommendation of the Optima Board of Directors" and "Legal Matters" in the Proxy Statement included as part of the Registration Statement.

Yours truly,

CAMPNEY & MURPHY


"Campney & Murphy"


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